Exhibit 99.1

Xerium Technologies, Inc. 8537 Six Forks Road, Suite 300 Raleigh, NC 27615

Stephen R. Light Chairman, President & Chief Executive Officer

July 2, 2012

My Fellow Xerium Employees,

Today marks the halfway point in 2012, and this year is turning out to be yet another challenging year for the global paper industry. While the European economy remains unsettled primarily as a consequence of the current European credit crisis, the paper industry there has slowed significantly. However, as you well know, Europe’s issues are not isolated within Europe; they impact all of us, and our company. In light of the challenges we face and my intent to provide you with up to date information, I’m writing this letter to provide you a “State of the Company” update. I want to address the company’s plans and actions to continue on our path to build a better business, I want to comment on some public filings we have made today, and I want to introduce to you, “Xerium Vision 2015”, upon which we embarked today.

Xerium is healthy

Over the last few years while the global paper industry has been under incredible stress, we’ve grown our market share in nearly all of our served regions. We have also reduced our debt burden nearly 35% through repayments and the exchange of equity for debt in 2010. Today, we enjoy secure, long term financing at competitive rates with outstanding loans that mature in 2017 and 2018. We have a highly capable and dedicated, management team that has been together for several years providing consistent leadership and direction. As you’ve witnessed, the management structure we use has evolved as a reflection of the issues and opportunities we face. It is a foundation of our overall management philosophy to organize around the challenges we face with the resources we have. We will not be constrained in this approach by a box on an organization chart or the historical roles that individuals or groups have played. Consequently, we are experiencing more ‘cross ocean’ and interdivisional collaboration than at any time in our history. We’re benefiting from this integration by finding our ‘best practices’ and deploying them globally.

We also have an experienced and well trained workforce with significant continuity in our industry. Our plants have made remarkable productivity improvements including more output per machine, and higher raw material yields while steadily reducing the time we take to make a product. By improving the yields of woven fabric, we increased weaving capacity nearly 20%, creating the opportunity to dedicate individual looms to the same product which helps optimize quality as well as reduce set-up downtime. Over the past four years we invested over $100 million in capital equipment improvements, upgrades and relocations, to put in place the capacity to manufacture our products at the best possible costs. Some of these new investments employ proprietary equipment designs and make products that are not available from any other company. Our new press felt investments in South America increased production capacity from 160 tons per year in 2008 to nearly 400 tons today. These investments include world class felt needling and non-woven press felt base production. Looms originally purchased for the Vietnam project have been redeployed to Kentville, Nova Scotia, Reutlingen, Germany, Asahi, Japan, and Piracicaba, Brazil. In some cases the looms have been significantly redesigned from their original configurations to better match our customers’ paper machines. These new looms have higher production rates and require less set-up time giving us a significant boost to our forming fabric and dryer production.

A unique attribute of our employees has proven to be their creativity in the development of customer appreciated new products. Our new product sales are well on track to achieve our goal of 60% of revenue by the fourth quarter of 2012 more than tripling our 2008 level of 19%. Among the classes of new product we’ve developed, nearly 1/3rd are focused on improving customer performance, 1/3rd are focused on reducing our manufacturing costs, and the remainder are technological breakthroughs impacting product life, paper production costs and paper quality. Some names you should now be familiar with include EnerStar™ for reduced energy consumption, “Impact” for improved dewatering efficiency, “Finetexx” for improved dewatering, sheet formation and smoothness in tissue and graphical paper grades, “Formsoft” for improved efficiency and energy consumption in tissue manufacturing, “Gemini” for improved roll life, and “SmartRoll™” for increased output, reduced energy costs and overall improved paper machine operation. Many of these products are patented increasing our ability to protect the competitive advantages they provide.

Our mission is to earn the highest customer loyalty in our served markets. We have a clear vision of where we want to go with our company, strategic plans that we believe will get us there, and the operating cash flows to support our plans. Our strategic direction is to focus on developing, producing and servicing the best performing roll covers and paper machine clothing for the global paper industry. We have confidence that the paper industry offers us long term customers who value our products and services in every region of the world. It is their trust in the value we deliver that will bring us the loyalty we desire.

But of course there are challenges to our progress. Notwithstanding increased productivity and dramatically higher raw material yields, our recent financial performance has been below our historical norms. Our cost structure and profitability have been impacted by changes in our markets such as:

•	the increasing importance of Asia which has become the world’s largest paper producing region and where profit margins are lower owing to intense local competition and added freight costs,

•	the economic upheaval in Europe which has substantially reduced paper production resulting in idle time in our plants,

•	continued consolidations of paper companies in North America and Europe which reduces the number of machines in operation,

•	significantly increased cost of raw materials including rubber and yarns which are tied directly to increased oil prices, and

•	increased labor costs related to government mandated wage increases in certain countries which are inconsistent with the country’s economic conditions.

Our served markets are changing

Xerium’s markets have and will continue to change over the coming years. There are many reasons including: population growth and improving standards of living in the developing economies which results in increased paper consumption, the increasing use of electronic media which reduces demand for certain types of paper, and increased globalization which increases consumption of packaging materials. Over the past ten years, paper making has increased dramatically in Asia as the economies there experienced rapid growth. While the most sizeable growth occurred in China, other countries including Korea and Indonesia also experienced increased paper production. So much growth has occurred in the region that it now ranks as the largest paper producing region in the world, ahead of historically number one Europe. Another dynamic in the global industry is the rapid growth of the tissue segment. Tissue is the fastest growing paper segment and tends to follow the growth of a country’s gross domestic product (GDP).

The response of companies in the developed markets to these dynamics has been to consolidate, invest in automation wherever possible, and to intensely focus on cost reductions. We see their focus on cost reduction as their desire to extend the life of our products to minimize replacements, and to demand greater water removal performance. Another emerging trend in many paper companies is the outsourcing of maintenance work which is an added opportunity for us. Our new products and services are developed to address our customers’ goals.

The developing markets have also witnessed the birth of local paper machine producers who are changing the Original Equipment Machinery market. As we sell directly to the paper machine builders in the world, the arrival of new competitors means additional opportunities, but also cost target challenges we have not previously faced. To address these issues we have increased our investments in Asia through added roll cover production capabilities, the addition of a spreader roll facility in China providing both new machine builders and repair customers with a local source of supply, and the limited restart of our Australian press felt production facility.

The current depressed economic output in Europe has reduced paper production. Our surveys of customer held inventories show that they have slowly reduced their inventories of paper machine clothing for the past eight months down to a level reminiscent of late 2009. This inventory reduction suggests that they’ve been ordering less from us and our competitors than they’ve been consuming. I believe they will soon reach the level at which they will become concerned about their inventories being too low and will increase their orders. The historically cyclical nature of our industry is explained by this ‘order-hold back ordering’ approach.

Xerium’s “Vision 2015” Restructuring Program is our path forward

These market dynamics, and our improved ability to manufacture products within our existing plants, mandate that we respond with dramatic actions to reduce our underutilized fixed assets, and position ourselves to support where the demand is increasing. To this purpose we have developed Xerium’s “Vision 2015” program with the goal of restoring our company to its historical financial performance levels, in order to be a long term, forceful competitor, wherever the markets are, and to simultaneously reduce our debt. “Vision 2015” is an overall strategic plan of action that includes realigning work between plants to optimize production capabilities and capacity, applying our ‘best practices’ across all plants, aligning production management to our global manufacturing footprint, aggressively seizing global procurement opportunities, consolidating and rationalizing overhead expenses, reducing headcount, and closing some plants. It is our expectation that implementing “Vision 2015” will require three and one half years, and will cost approximately $50 million. The net cash cost of the program is expected to be approximately $35 million before any capital expenditures. Capital equipment needed for the program will come from our annual capital equipment budget. We estimate that Xerium will earn a return of approximately $20 million annually on this investment when the program is completed.

On July 1st, we had 31 production facilities. As we currently envision the future, all 31 locations will be involved in “Vision 2015” to some extent. Some plants will receive work transferred into them, some plants will become the “Center of Excellence” for specific product types, and a few plants will close. Some relocation of production equipment will occur, and some facility construction will be required to accommodate these changes. Additionally, overhead support functions will be consolidated so as to improve customer service and to minimize costs related to information systems upgrades that will be occurring simultaneously. As you can see, nearly every employee across our company will be involved in “Vision 2015” activities.

Our first project steps were launched this morning when we announced the start of the legal process to close our French roll cover plant and to cease press felt and fiber cement fabric production at our plant in Argentina. These processes involve negotiation with local unions and government officials, which have begun. The last date of production at these facilities will be determined when these negotiations are completed.

An amendment to the credit agreements facilitates “Vision 2015”

In May 2011, the company refinanced its credit agreements with a new structure including a $30 million revolving credit facility maturing in 2016, a $240 million term loan maturing in 2017, and a $240 million bond issuance maturing in 2018. These new credit agreements reduced our interest expense and extended the maturity dates when compared to the preceding agreement.

In order to facilitate the implementation of “Vision 2015” on the optimal schedule, we worked with our lenders to amend the current term loan and revolving credit facilities. This work was accomplished over the past few months and led to the signing of a credit facility amendment late last week. We are pleased that the lenders recognized the value in what we proposed and are supportive in helping us improve our company. The credit amendment involved only the Term Loan and Revolving credit facility. We announced this amendment in an 8K filing today.

Our investors’ viewpoints are important to us

We believe that our change in profitability, the upheaval in our European market, our debt level continuing to be below “investment grade”, and a heightened sensitivity to smaller public companies have resulted in our share price being depressed. As employees, each of us is aware of the pressure that market conditions and our recent results have had on our share price. Generally, most investors seek to apply their money to companies that have lower inherent market and credit risks than we do. But it is our belief that the current depressed share price is a reaction by some investors to the European economic crisis and our participation in the European paper industry coupled with a concern that we could be confronting such a difficult market that we would not be able to comply with our credit agreement covenants. We hope that this amendment, which supports our operating and strategic plans as embodied in “Vision 2015”, will address many of the public market’s concerns.

But the sagging share price does create the risk that we may fall out of compliance with our New York Stock Exchange listing standards, which require companies to maintain at least $50 million market capitalization, that is their share price multiplied by the number of shares outstanding. In the event that a company does not maintain a market cap average above $50 million for any consecutive thirty day period, the company will have to submit a remediation plan to the exchange and will have 18 months to come back into compliance or face potential delisting. We do not expect our share price to remain at this level once the market understands “Vision 2015” and has the opportunity to review our second quarter 2012 financial performance. We expect to release our second quarter earnings in early August.

Xerium’s future is full of potential

Xerium’s future is directly connected to that of the global paper industry and our ability to execute the “Vision 2015” plans we have before us.

We are confident in our ability to deliver “Vision 2015’s” goals. This confidence stems from our ability to deliver on our operational commitments, as we have done since 2008. For example, when we faced big challenges in early 2008, we all pulled together and focused on reducing our debt by improving operational performance. As a team we were successful in rebuilding our company during that difficult period. When we committed ourselves to delivering 60% of our revenue from new product sales by late 2012, we marshaled our resources, consolidated our technology groups and developed high performing new products that already account for nearly 55% of our revenues. Countless other examples exist of us delivering on our commitments, no matter how challenging they were.

Since 2008, I believe we have improved our understanding of the paper markets we serve, broadened our management skills and increased our understanding of how to influence the company’s performance. Today, we are much better equipped to deal with this round of challenges than we were in 2008 and 2009. Additionally, we have nearly $200 million less debt, and we have been paying back debt principle ahead of schedule. There is no doubt however, that we will always be focused on continuously improving our company, our products, our organization and our customer support.

Our organization, new products, balance sheet strength and customer relationships have positioned us to be successful in the future. It is our challenge to implement “Vision 2015” to reach our goals.

The CEO transition is progressing

In December 2011, we announced my desire to retire from the company. I committed myself to continuing my leadership role as long as would be required to find the right person to be Xerium’s next CEO, and then to help that person in any manner I am able, to learn the business quickly, appreciate the assets and challenges Xerium faces, understand the products and services we offer in our various geographies, and to fully understand “Vision 2015”. I look forward to helping the new CEO meet and develop relationships with key customers and our numerous other stakeholders including lenders and shareholders.

Meanwhile, stakeholders are curious about the current status of the CEO search. As I am certain you understand, replacing a retiring CEO is not a simple task for a Board of Directors. Near term and long range market conditions and company strategies must be considered in defining the specific skill set required of the candidates. The Xerium Board of Directors, through its CEO Search sub-Committee, is working diligently to find my replacement with the help of a global renowned executive search firm. I am confident that a successful end to the search will be forthcoming. Unfortunately there is no way to forecast the timing of this activity with any precision. When the right person is identified, we will retain them.

Summary

Without a doubt, the first half of 2012 has been extraordinary in many ways. There are reasons to expect the second half of 2012 will improve as the year progresses with European governments working together to improve the health of their economies. It is my view that stimulating growth will be one of the tools they choose to end the crisis. As an optimist, I am confident this crisis will gradually be resolved, and that we will begin to see a slow but steady improvement in economic conditions within the European paper industry starting in the second half of 2012 and continuing into 2013. This improvement will be good for the global economy and good for Xerium.

If there is just one message from this letter that I want you to hold onto, it is that Xerium has a solid consistent strategy, the detailed plans to execute the strategy, the right people in the right positions, and the financial resources required to implement our plans. My request and counsel to each of you, is to remain focused on what you can do to earn our customers’ loyalty which is the best way to secure our future.

Stephen R. Light